Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Fidelity Income Replacement 2016 Fund, Fidelity Income Replacement 2018 Fund, Fidelity Income Replacement 2020 Fund, Fidelity Income Replacement 2022 Fund, Fidelity Income Replacement 2024 Fund, Fidelity Income Replacement 2026 Fund, Fidelity Income Replacement 2028 Fund, Fidelity Income Replacement 2030 Fund, Fidelity Income Replacement 2032 Fund, Fidelity Income Replacement 2034 Fund, and Fidelity Income Replacement 2036 Fund, which are included in Post-Effective Amendment No. 69 to the Registration Statement No. 811-04085 on Form N-1A of Fidelity Income Fund.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
July 27, 2007